Portions of this exhibit have been redacted because the information is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

REYNOLDS FUNDS, INC.
SECOND AMENDMENT TO
THE TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of the 1st day of July 2020, to the Transfer Agent Servicing Agreement, dated as of November 6, 2008, (the "Agreement"), is entered by and between Reynolds Funds, Inc., a Maryland corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC., a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Fund and USBFS desire to amend the fees schedule, Exhibit B, and the Early Termination section of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.Section 13, Term of Agreement; Amendment shall be superseded and replaced with the following:

13.    Term of Agreement; Amendment

This Agreement may be terminated without penalty by either party at any time effective on or after May 1, 2023, upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors. The provisions of this Section 13 shall also apply to Exhibit C.

2.Section 15, Early Termination, shall be superseded and replaced with the following:

15.    Early Termination

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated at any time: (i) by either party without penalty upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party; or (ii) by the Company in the event that in the good faith opinion of the Company (A) USBFS or U.S. Bank National Association (the “Custodian”) is negligent or continually deficient in the performance of its duties under the Fund Accounting Servicing Agreement between the parties, dated as of October 1, 2009 and as amended to date; (2) the Transfer Agent Servicing Agreement between the parties, dated as of November 6, 2008 and as amended to date; (3) the Fund Administration Servicing Agreement between the parties, dated as of October 1, 2009 and as amended to date; or (4) the Custody Agreement between the Company and the Custodian, dated as of November 6, 2008 and as amended to date; or (B) in providing any such services USBFS or the Custodian is responsible for a Material Error. “Material Error” is defined for this purpose as any error or series of errors that shall cause a loss of at least $50,000 to the Fund. In the event of a termination by the Company of this Agreement pursuant to this Section 15(a)(ii), the Trust agrees to pay the following fees (the “Conversion Fees”):

•Reimbursement for all reasonable costs associated with converting services to a successor service provider (not to exceed an amount equal to three months’ service fees); and
•Reimbursement for all reasonable costs associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider.

(b) In the event the Company elects to terminate this Agreement prior to May 1, 2023 for any reason other than pursuant to Section 15(b)(i) of this Agreement or the Liquidation of the Company, the Company agrees to pay the Conversion Fees, and, in addition to Conversion Fees, the Company agrees to pay a one-time cash payment equal to the product of the then current monthly fee rate being paid under the Agreement as of the termination date multiplied by the number of months remaining until May 1, 2023.

3.Effective May 1, 2020, Exhibit D is hereby superseded and replaced in its entirety with Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

REYNOLDS FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Frederick L. Reynolds	By: /s/ Jeanine M. Bajczyk

Name: Frederick L. Reynolds	Name: Jeanine M. Bajczyk

Title: President	Title: Senior Vice President

Exhibit D to the Transfer Agent Servicing Agreement

Transfer Agent, Shareholder &Account Services Fee Schedule
Effective 01.05.2020

Transfer Agent, Shareholder & Account Services Fee Schedule
Annual Service Charges to the Fund
Base Fee per CUSIP        $__ per CUSIP (waived for the First American Money Market Fund CUSIP)
$__ each additional class CUSIP in Fund Complex opened in 2020 or after
▪Open Accounts    $__ per open ML0 account
▪     $__ per open ML3 account
▪Closed (zero balance) Accounts    $__ per closed account
▪Daily Accrual Fund Accounts    $__ per open account

Annual Basis Point Fee per Fund Complex
__ basis point on the balance

Services Included in Annual Basis Point Fee
▪Telephone Calls
▪Voice Response Calls
▪Manual Shareholder Transaction & Correspondence
▪Omnibus Account Transaction
▪Daily Valuation/Manual 401k Trade
▪Report Source – Client on-line access to fund and investor data. Includes set up and 2 user Ids.
▪NSCC System Interface
▪Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.
▪AML Base Fee
▪Money Market Service Organization Fee

Chief Compliance Officer Support Fee
▪$__ per year per fund complex

Literature Fulfillment Services

▪Account Management/Database Administration
–$__ per month
–Receiving – $__ per SKU
–Order Processing – $__ per order
–Skid Storage – $__ per month per location
–Disposal – $__ per SKU
▪Inbound Teleservicing Only
–Account Management – $__ per month (OR)
–Call Servicing – $__ per call
▪Lead Source Reporting
–$__ per month
▪Closed Loop Reporting
–Account Management – $__ per month
–Database Installation, Setup – $__ per fund group
▪Miscellaneous Expenses
–Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Digital Investor

Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. Digital Investor includes user interface which caters to a full range of connected devices, including tablets and smart phones. The standard implementation comes with advanced authentication, eCommerce inspired workflows, and a base package of transaction and maintenance functionality.
▪Digital Investor
–*Implementation – $__ per fund group
–Annual Base Fee – $__ per year ($__ month), includes purchase, redemption, and exchange option programming
* $__ implementation fee will be waived if they remain on product through 3/1/2023. $__ fee balance will be reduced by $__ each month; beginning 3/1/21 through 3/1/2023. Discontinuation of service prior to 3/1/23 will result in implementation balance being assessed.
▪Activity (Session) Fees:
–Inquiry – $__ per event
–Login Challenge – $__ per event
–Account Maintenance – $__ per event
–Transaction – financial transactions, duplicate statement requests, etc. – $__ per event
–New Account Set-up – $__ per event
–Bank Verification Attempt – $__ per event

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & Rule 22c-2 reporting (MARS), electronic statements (Informa), EConnect Delivery, Shareholder Call review analysis, statement support, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed